Exhibit 99.2

NSTAR
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions)	June 30,
	2005	2004

Operating revenues	$692.0	$649.8

Operating expenses:
Purchased power, cost of gas and demand
side management	373.2	362.3
Operations and maintenance	111.3	103.2
Depreciation and amortization	84.9	61.1
Taxes	46.5	49.8
Total operating expenses	615.9	576.4

Operating income	76.1	73.4

Other income (expense):
Interest charges	(43.4)	(38.3)
Other income, net	1.0	2.9

Preferred dividends of subsidiary	0.5	0.5
Net income	$33.2 =======	$37.5 =======

NSTAR
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30,	December 31,
	2005	2004
Assets
Property, plant and equipment, net	$3,675.9	$3,580.0
Investments	75.3	73.0
Goodwill	420.7	426.9
Current assets	1,033.2	777.7
Regulatory assets	1,751.0	1,876.7
Other deferred debits	398.3	382.9
Total assets	$7,354.4 =======	$7,117.2 =========

Capitalization and Liabilities
Common equity	$1,455.2	$1,440.9
Long-term debt and preferred stock	2,545.9	2,144.4
Current liabilities	1,109.6	961.1
Deferred taxes and unamortized investment tax credits	1,036.5	840.5
Other deferred credits	1,207.2	1,730.3
Total capitalization and liabilities	$7,354.4 =======	$7,117.2 =========

NSTAR
Energy Sales - Three Month Periods Ended June 30,

Retail Electric Sales - gWh

			%
	2005	2004	Change
Residential	1,489	1,480	0.6%
Commercial	3,075	3,098	(0.7)%
Industrial and other	442	457	(3.3)%
Total	5,006 =====	5,035 =====	(0.6)%

Firm Gas Sales and Transportation - BBTU

			%
	2005	2004	Change
Residential	3,135	2,905	7.9%
Commercial and other	3,037	2,801	8.4%
Industrial	1,136	1,185	(4.1)%
Total	7,308 =====	6,891 =====	6.1%